Exhibit 99.1
Bright Horizons Family Solutions Reports First Quarter of 2019 Financial Results
WATERTOWN, MA - (Business Wire - April 30, 2019) - Bright Horizons Family Solutions® Inc. (NYSE: BFAM), a leading provider of high-quality child care, early education and other services designed to help employers, families and adult learners better address the challenges of work and family life, today announced financial results for the first quarter of 2019 and updated certain financial guidance for the full year 2019.
First Quarter 2019 Highlights (compared to first quarter 2018):

•	Revenue increased 8% to $502 million

•	Income from operations increased 14% to $63 million

•	Net income increased 13% to $42 million and diluted earnings per common share increased 15% to $0.71
Non-GAAP measures

•	Adjusted income from operations* increased 14% to $63 million

•	Adjusted EBITDA* increased 13% to $94 million

•	Adjusted net income* increased 12% to $48 million and diluted adjusted earnings per common share* increased 13% to $0.81
“We are pleased with the strong start to 2019, as we continue to grow each of our service offerings and expand our portfolio of client partners. We are privileged to support families so they can thrive and prosper at work and at home, and to help so many working adults grow and develop in their careers by advancing their education while they work,” said Stephen Kramer, Chief Executive Officer. “We are also thrilled to have been named one of Fortune Magazine’s “100 Best Companies to Work For” for the 18th time. This important recognition helps us continue to recruit and retain dedicated and talented professionals in our field, while demonstrating to our client partners our commitment to common values. Creating a culture where women and men are proud to grow their careers while making a lasting difference in the lives of others is core to our ability to deliver on our mission and achieve excellence.”
First Quarter 2019 Results
Revenue increased $38.1 million, or 8%, in the first quarter of 2019 from the first quarter of 2018 on contributions from new and ramping full service child care centers, average price increases of 3% to 4%, and expanded sales and utilization of our back-up care and educational advisory services.
Income from operations was $62.9 million for the first quarter of 2019, an increase from $55.3 million in the same 2018 period. Increases in revenue and gross profit reflect contributions from enrollment gains in mature and ramping centers, new child care centers, back-up care and educational advisory clients that have increased utilization levels or been added since the first quarter of 2018, efficiencies in service delivery across the expanding customer base, and strong cost management. These gains were partially offset by investments in marketing and technology to support our customer user experience, service delivery and operating efficiency, and costs incurred during the pre-opening and ramp-up phase of newer lease/consortium centers. Net income was $42.0 million for the first quarter of 2019 compared to net income of $37.3 million in the same 2018 period, an increase of $4.7 million, or 13%, attributable to the expanded income from operations. Diluted earnings per common share was $0.71 for the first quarter of 2019 compared to $0.62 in the same 2018 period.
In the first quarter of 2019, adjusted EBITDA increased $10.6 million, or 13%, to $93.8 million, and adjusted income from operations increased $7.7 million, or 14%, to $63.3 million from the first quarter of 2018 due primarily to the expanded gross profit. Adjusted net income increased by $5.2 million, or 12%, to $47.8 million on the expanded income from operations. Diluted adjusted earnings per common share was $0.81 compared to $0.72 in the first quarter of 2018.
As of March 31, 2019, the Company operated 1,079 child care and early education centers with the capacity to serve approximately 120,000 children and their families.

*Adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share are non-GAAP measures. Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, non-cash lease expense, stock-based compensation expense, and transaction costs. Adjusted income from operations represents income from operations before transaction costs. Adjusted net income represents net income determined in accordance with GAAP, adjusted for stock-based compensation expense, amortization expense, transaction costs and the income tax provision (benefit) thereon. Diluted adjusted earnings per common share is a non-GAAP measure, calculated using adjusted net income. These non-GAAP measures are more fully described and are reconciled from the respective measures determined under GAAP in “Presentation of Non-GAAP Measures” and the attached table “Bright Horizons Family Solutions Inc. Non-GAAP Reconciliations.”
Balance Sheet and Cash Flow
For the three months ended March 31, 2019, the Company generated approximately $107.0 million of cash from operations compared to $105.8 million for the same 2018 period, and invested $60.6 million in fixed assets, acquisitions, and other investments compared to $29.5 million in the same 2018 period. Net cash used in financing activities totaled $62.3 million in the three months ended March 31, 2019 compared to $79.6 million for the same 2018 period. The Company reported a net increase in cash and cash equivalents of $4.7 million to $20.1 million as of March 31, 2019.
2019 Outlook
As described below, the Company is updating certain financial guidance. For the full year 2019, the Company currently expects:

•	Revenue growth in 2019 in the range of 8-10%

•	Net income in the range of $173 million to $176 million and diluted earnings per common share in the range of $2.93 to $2.97

•	Adjusted net income in the range of $211 million to $214 million and diluted adjusted earnings per common share in the range of $3.58 to $3.64

•	Diluted weighted average shares of approximately 59 million shares
For a reconciliation of the non-GAAP measures to their most directly comparable GAAP measure, refer to the attached table “Bright Horizons Family Solutions Inc. Non-GAAP Reconciliations.”
Conference Call
Bright Horizons Family Solutions will host an investor conference call today at 5:00 pm ET.  Interested parties are invited to listen to the conference call by dialing 1-877-407-9039 or, for international callers, 1-201-689-8470, and asking for the Bright Horizons Family Solutions conference call moderated by Chief Executive Officer Stephen Kramer.  Replays of the entire call will be available through May 21, 2019 at 1-844-512-2921 or, for international callers, 1-412-317-6671, conference ID #13685053. A link to the audio webcast of the conference call and a copy of this press release are also available through the Investor Relations section of the Company’s web site, www.brighthorizons.com.
Forward-Looking Statements
This press release includes statements that express the Company’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” The Company’s actual results may vary significantly from the results anticipated in these forward-looking statements, which can generally be identified by the use of forward-looking terminology, including the terms “believes,” “expects,” “may,” “will,” “should,” “seeks,” “projects,” “approximately,” “intends,” “plans,” “estimates” or “anticipates,” or, in each case, their negatives or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They include statements regarding the Company’s intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth plan, strategies, our service offerings, our clients, our culture, estimated effective tax rate and tax expense, estimates and impact of equity transactions and excess tax benefits, our investments, and our 2019 financial guidance. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. The Company believes that these risks and uncertainties include, but are not limited to, changes in the demand for child care and other dependent care services, including variation in enrollment trends and lower than expected demand from employer sponsor clients; the possibility that acquisitions may disrupt our operations and expose us to additional risk; our ability to pass on our increased costs; our indebtedness and the terms of such indebtedness; our ability to withstand seasonal fluctuations in the demand for our services; our ability to implement our growth strategies successfully; and other risks and uncertainties more fully described in the “Risk Factors” section of our Annual Report on Form 10-K filed February 27, 2019, and other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.

Presentation of Non-GAAP Measures
In addition to the results provided in accordance with U.S. generally accepted accounting principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements - adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share - which present operating results on a basis adjusted for certain items.  The Company uses these non-GAAP measures as key performance indicators for the purpose of evaluating performance internally, and in connection with determining incentive compensation for Company management, including executive officers.  Adjusted EBITDA is also used in connection with the determination of certain ratio requirements under our credit agreement. We also believe these non-GAAP measures provide investors with useful information with respect to our historical operations. These non-GAAP measures are not intended to replace, and should not be considered superior to, the presentation of our financial results in accordance with GAAP. The use of the terms adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures.  Adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share are reconciled from the respective measures under GAAP in the attached table “Bright Horizons Family Solutions Inc. Non-GAAP Reconciliations.”
Guidance for non-GAAP financial measures excludes stock-based compensation, amortization of intangible assets, expenses related to the completion of debt financing transactions, and expenses associated with completed acquisitions as well as tax effects associated with these items. These adjustments to net income and diluted earnings per common share in future periods are generally expected to be similar to the types of charges and costs excluded from adjusted net income and diluted adjusted earnings per common share in prior quarters, although we can provide no assurance as to the timing or magnitude of any such adjustments. The exclusion of these charges and costs in future periods will have an impact on the Company’s adjusted net income and diluted adjusted earnings per common share.
About Bright Horizons Family Solutions Inc.
Bright Horizons is trusted by families around the world to provide care and education for their children. Operating approximately 1,100 child care centers, Bright Horizons cares for approximately 120,000 children annually in the United States, the United Kingdom, the Netherlands, Canada and India. Used by more than 1,100 of the world's best employers across industries, Bright Horizons back-up child and elder care, tuition program management, education advising, and student loan repayment programs support employees through every life and career stage, and help people succeed at work and at home. For more information, go to www.brighthorizons.com.
Contacts:

Investors:
Elizabeth Boland
CFO - Bright Horizons
eboland@brighthorizons.com
617-673-8125
Kevin Doherty
MD - Solebury Communications Group
kdoherty@soleburyir.com
203-428-3233
Media:
Ilene Serpa
VP - Communications - Bright Horizons
iserpa@brighthorizons.com
617-673-8044

BRIGHT HORIZONS FAMILY SOLUTIONS INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (In thousands, except share data) (Unaudited)

	Three Months Ended March 31,
	2019	%	2018	%
Revenue	$501,758	100.0%	$463,657	100.0%
Cost of services	374,811	74.7%	350,113	75.5%
Gross profit	126,947	25.3%	113,544	24.5%
Selling, general and administrative expenses	55,875	11.1%	50,212	10.8%
Amortization of intangible assets	8,162	1.6%	8,048	1.8%
Income from operations	62,910	12.6%	55,284	11.9%
Interest expense — net	(11,948)	(2.4)%	(11,503)	(2.5)%
Income before income tax	50,962	10.2%	43,781	9.4%
Income tax expense	(8,920)	(1.8)%	(6,483)	(1.4)%
Net income	$42,042	8.4%	$37,298	8.0%

Earnings per common share:
Common stock — basic	$0.73		$0.64
Common stock — diluted	$0.71		$0.62

Weighted average number of common shares outstanding:
Common stock — basic	57,679,041		58,190,819
Common stock — diluted	58,752,384		59,448,031

BRIGHT HORIZONS FAMILY SOLUTIONS INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) (Unaudited)

	March 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$20,129	$15,450
Accounts receivable — net	130,298	131,178
Prepaid expenses and other current assets	37,208	47,263
Total current assets	187,635	193,891
Fixed assets — net	603,117	597,141
Goodwill	1,381,044	1,347,611
Other intangibles — net	322,388	323,035
Operating lease right-of-use assets (1)	651,480	—
Other assets	50,872	62,628
Total assets	$3,196,536	$2,524,306
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$10,750	$10,750
Borrowings under revolving credit facility	50,150	118,200
Accounts payable and accrued expenses	153,328	154,195
Operating lease liabilities (1)	79,617	—
Deferred revenue and other current liabilities	220,411	200,640
Total current liabilities	514,256	483,785
Long-term debt — net	1,034,664	1,036,870
Operating lease liabilities (1)	636,831	71,817
Deferred income taxes	75,486	71,306
Other long-term liabilities	98,287	81,051
Total liabilities	2,359,524	1,744,829
Total stockholders’ equity	837,012	779,477
Total liabilities and stockholders’ equity	$3,196,536	$2,524,306

(1)
The Company adopted Accounting Standards Codification No. 842, Leases (ASC 842), effective January 1, 2019. Upon adoption, the Company recognized operating lease right-of-use assets and liabilities for the rights and obligations created by those leases with lease terms longer than twelve months. Lease obligations associated with deferred rent and tenant improvement allowances recorded under the previous guidance were reclassified from other current liabilities and operating lease liabilities to the operating lease right-of-use assets. The Company adopted ASC 842 using the modified retrospective method, electing to use the effective date as the date of initial application. Therefore, comparative information for prior periods has not been adjusted.

BRIGHT HORIZONS FAMILY SOLUTIONS INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited)

	Three Months Ended March 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$42,042	$37,298
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	26,462	24,683
Stock-based compensation expense	3,106	2,891
Deferred income taxes	3,796	(490)
Other non-cash adjustments — net	1,460	724
Changes in assets and liabilities	30,147	40,742
Net cash provided by operating activities	107,013	105,848
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed assets — net	(21,061)	(12,767)
Purchases of investments	(20,011)	—
Payments and settlements for acquisitions — net of cash acquired	(19,490)	(16,716)
Net cash used in investing activities	(60,562)	(29,483)
CASH FLOWS FROM FINANCING ACTIVITIES:
Revolving credit facility — net	(68,150)	2,300
Principal payments of long-term debt	(2,688)	(2,688)
Purchase of treasury stock	(60)	(85,725)
Taxes paid related to the net share settlement of stock options and restricted stock	(2,779)	(3,176)
Proceeds from issuance of common stock upon exercise of options and restricted stock upon purchase	11,414	12,303
Payments of contingent consideration for acquisitions	—	(2,615)
Net cash used in financing activities	(62,263)	(79,601)
Effect of exchange rates on cash, cash equivalents and restricted cash	548	431
Net increase in cash, cash equivalents and restricted cash	(15,264)	(2,805)
Cash, cash equivalents and restricted cash — beginning of period	38,478	36,570
Cash, cash equivalents and restricted cash — end of period	$23,214	$33,765

BRIGHT HORIZONS FAMILY SOLUTIONS INC. SEGMENT INFORMATION (In thousands) (Unaudited)

	Full service center-based child care	Back-up care	Educational advisory services	Total
Three Months Ended March 31, 2019
Revenue	$418,320	$64,694	$18,744	$501,758
Income from operations	41,530	17,117	4,263	62,910
Adjusted income from operations (1)	41,530	17,550	4,263	63,343

Three Months Ended March 31, 2018
Revenue	$392,625	$54,679	$16,353	$463,657
Income from operations	36,911	14,125	4,248	55,284
Adjusted income from operations (2)	37,239	14,125	4,248	55,612

(1)	Adjusted income from operations represents income from operations excluding expenses incurred in connection with completed acquisitions, which have been allocated to the back-up care segment.

(2)
Adjusted income from operations represents income from operations excluding expenses incurred related to a secondary offering, which have been allocated to the full service center-based child care segment.

BRIGHT HORIZONS FAMILY SOLUTIONS INC. NON-GAAP RECONCILIATIONS (In thousands, except share data) (Unaudited)

	Three Months Ended March 31,
	2019	2018
Net income	$42,042	$37,298
Interest expense — net	11,948	11,503
Income tax expense	8,920	6,483
Depreciation	18,300	16,635
Amortization of intangible assets (a)	8,162	8,048
EBITDA	89,372	79,967
Additional Adjustments:
Non-cash operating lease expense (b)	927	8
Stock-based compensation expense (c)	3,106	2,891
Transaction costs (d)	433	328
Total adjustments	4,466	3,227
Adjusted EBITDA	$93,838	$83,194

Income from operations	$62,910	$55,284
Transaction costs (d)	433	328
Adjusted income from operations	$63,343	$55,612

Net income	$42,042	$37,298
Income tax expense	8,920	6,483
Income before income tax	50,962	43,781
Stock-based compensation expense (c)	3,106	2,891
Amortization of intangible assets (a)	8,162	8,048
Transaction costs (d)	433	328
Adjusted income before income tax	62,663	55,048
Adjusted income tax expense (e)	(14,851)	(12,468)
Adjusted net income	$47,812	$42,580

Weighted average number of common shares — diluted	58,752,384	59,448,031
Diluted adjusted earnings per common share	$0.81	$0.72

BRIGHT HORIZONS FAMILY SOLUTIONS INC. NON-GAAP RECONCILIATIONS (In thousands, except share data) (Unaudited)

	Forward Guidance (h)
	Three Months Ended June 30, 2019		Year Ended December 31, 2019
	Low	High	Low	High
Net income	$46,600	$47,200	$173,200	$175,600
Net income allocated to unvested participating shares	(200)	(200)	(800)	(800)
Income tax expense (f)	15,200	15,600	51,900	52,700
Income before income tax	61,600	62,600	224,300	227,500
Stock-based compensation expense (c)	4,800	5,000	17,750	18,250
Amortization of intangible assets (a)	8,300	8,500	33,500	34,000
Transaction costs (d)	—	—	400	400
Adjusted income before income tax	74,700	76,100	275,950	280,150
Tax impact on adjusted income before income tax (g)	(17,700)	(18,000)	(65,300)	(66,300)
Adjusted net income attributable to common stockholders	$57,000	$58,100	$210,650	$213,850

Per common share information:
Diluted earnings per common share	$0.79	$0.80	$2.93	$2.97
Income tax expense (f)	0.26	0.27	0.88	0.90
Income before income tax	1.05	1.07	3.81	3.87
Stock-based compensation expense (c)	0.08	0.08	0.30	0.31
Amortization of intangible assets (a)	0.14	0.14	0.57	0.58
Transaction costs (d)	—	—	0.01	0.01
Tax impact on adjusted income before income tax (g)	(0.30)	(0.31)	(1.11)	(1.13)
Diluted adjusted earnings per common share	$0.97	$0.98	$3.58	$3.64

(a)
Represents amortization of intangible assets, including approximately $4.7 million in both the three months ended March 31, 2019 and 2018, associated with intangible assets recorded in connection with our going private transaction in May 2008.

(b)	Represents non-cash operating lease expense in accordance with Accounting Standards Codification Topic 842, Leases, in 2019, and Topic 840, Leases, in 2018.

(c)	Represents non-cash stock-based compensation expense in accordance with Accounting Standards Codification Topic 718, Compensation-Stock Compensation.

(d)	Represents transaction costs incurred in connection with completed acquisitions and the March 2018 secondary offering.

(e)
Represents income tax expense calculated on adjusted income before income tax at an effective tax rate of approximately 24% and 23% for 2019 and 2018, respectively. The tax rate for 2019 represents a tax rate of approximately 27% applied to the expected adjusted income before tax for the full year, less the estimated effect of additional excess tax benefits related to equity transactions for the full year 2019, which the Company estimates will be in the range of $7 million to $10 million. However, the timing, volume and tax benefits associated with such future equity activity will affect these estimates and the estimated effective tax rate for the year.

(f)
Represents estimated income tax expense calculated using an effective tax rate of approximately 23% for the year ended December 31, 2019, based on projected income before tax, less the estimated impact of additional excess tax benefits related to equity transactions, which the Company estimates in the range of $7 million to $10 million for the full year in 2019. However, the timing, volume and tax benefits associated with such future equity activity will affect these estimates and the estimated effective tax rate for the year.

(g)	Represents estimated tax on adjusted income before income tax using an effective tax rate of approximately 24%.

(h)	Forward guidance amounts are estimated based on a number of assumptions and actual results could differ materially from the estimates provided herein.